Exhibit 99.2

Equity Office Properties Trust	Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

phone 312.466.3300 fax 312.454.0332
www.equityoffice.com
news release
Equity Office:
Beth Coronelli (Investors/Analysts)
Terry Holt (Media)
312.466.3102
For Immediate Release
Equity Office Receives Unsolicited Proposal
for $52.00 per Share In Cash and Stock
CHICAGO (January 17, 2007) — Equity Office Properties Trust (NYSE: EOP) today confirmed that it has received an unsolicited, non-binding proposal letter from Dove Parent LLC, an entity formed by Vornado Realty Trust, Starwood Capital Group Global, LLC and Walton Street Capital, LLC (the “third party group”). The letter states that the third party group proposes to acquire Equity Office for $52.00 per share or unit, payable 60% in cash and 40% in Vornado Realty Trust shares. The proposal would also provide EOP Operating Limited Partnership unitholders with the option to exchange their units for units of Vornado Realty LP. There can be no assurance that the third party group will make a binding proposal or, if they do, that Equity Office will enter into a definitive agreement with the third party group.
Equity Office said that its Board of Trustees, in accordance with its duties, will consider the proposal as soon as practicable. Equity Office also said that its Board of Trustees has not changed its recommendation of the existing transaction with affiliates of The Blackstone Group. The special meeting of shareholders to vote on the merger agreement with affiliates of The Blackstone Group remains scheduled to be convened on February 5, 2007.
Equity Office will file a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) containing a copy of the proposal letter from the third party group. The current report on Form 8-K will be available on the SEC’s website, http://www.sec.gov, and on Equity Office’s website, http://www.equityoffice.com. Shareholders are urged to read the letter.
About Equity Office
Equity Office, operating through its various subsidiaries and affiliates, is the largest publicly traded owner and manager of office properties in the United States by square footage. At September 30, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 585 office buildings located in 16 states and the District of Columbia. As of that date, Equity Office had an ownership presence in 24 Metropolitan Statistical Areas (MSAs) and in 100 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward-Looking Statements
This press release contains certain forward-looking statements based on current Equity Office management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. For example, the unsolicited non-binding proposal from the third party group may not result in a definitive agreement for an alternative transaction. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group, including the receipt of the required shareholder approval; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; and (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations and other refinancings of Equity Office and its subsidiaries; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the Securities and Exchange Commission (“SEC”). Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement with the SEC and furnished the definitive proxy statement to Equity Office’s shareholders. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
Participants in the Solicitation
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the proxy statement relating to the proposed merger transactions described above.
-###-